News Release

For more information, contact:

Cheston Turbyfill	Caleb Moore
Corporate Communications	Investor Relations
Phone: +1-210-515-7757	Phone: +1-210-255-6433
Email: cheston.turbyfill@acelity.com	Email: caleb.moore@acelity.com

Acelity Announces Exchange Offer and Consent Solicitation with Respect to Senior Notes Due 2019

SAN ANTONIO, TEXAS, September 6, 2016 - Acelity L.P. Inc. (“Acelity”), a global advanced wound care and regenerative medicine company, announced today that its wholly-owned subsidiaries, Kinetic Concepts, Inc. (“KCI”) and KCI USA, Inc. (together with KCI, the “Issuers”), have commenced a private offer to Eligible Holders (as defined below) to exchange (the “Exchange Offer”) a portion of their 12.5% Senior Notes due 2019 (the “Existing Unsecured Notes”) for up to $450.0 million aggregate principal amount of their new 12.5% Limited Third Lien Senior Secured Notes due 2021 (the “New Notes”). The Issuers are also soliciting (the “Consent Solicitation”) consents (the “Consents”), for no consideration, from holders of Existing Unsecured Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Existing Unsecured Notes (the “Existing Unsecured Notes Indenture”). Holders of Existing Unsecured Notes may not tender Existing Unsecured Notes without delivering a Consent with respect to the Existing Unsecured Notes tendered and holders of Existing Unsecured Notes may not deliver a Consent with respect to any Existing Unsecured Notes without tendering the relevant Existing Unsecured Notes.

The Issuers will accept for exchange such amount of Existing Unsecured Notes properly tendered and not validly withdrawn in the Exchange Offer, such that the aggregate principal amount of New Notes issued in the Exchange Offer does not exceed $450.0 million. As of June 30, 2016, there was $612.0 million aggregate principal amount of the Existing Unsecured Notes outstanding. In the event that the Exchange Offer is oversubscribed, upon the terms and subject to the conditions of the Exchange Offer, the Existing Unsecured Notes will be accepted for exchange on a pro rata basis.

On September 5, 2016, certain institutional investors (the “supporting noteholders”) entered into support agreements (the “Support Agreements”) with the Issuers pursuant to which the supporting noteholders agreed to use commercially reasonable efforts to irrevocably tender approximately $305.0 million in aggregate principal amount of their Existing Unsecured Notes for the New Notes in the Exchange Offer and deliver Consents in the Consent Solicitation, subject to proration and other terms and conditions described in the Support Agreements and the Offering Memorandum (as defined below). The obligations of the supporting noteholders to exchange their Existing Unsecured Notes in the Exchange Offer and deliver Consents in the Consent Solicitation are subject to conditions customary for agreements of this type.

The Exchange Offer and the Consent Solicitation will expire at midnight, New York City time, on October 3, 2016 unless extended by the Issuers (such time and date as may be later extended, the “Expiration Date”).

Holders of Existing Unsecured Notes whose Existing Unsecured Notes are properly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on September 19, 2016 unless extended by the Issuers (such time and date as may be later extended, the “Early Tender and Consent Date”) will receive, in respect of each $1,000 principal amount of Existing Unsecured Notes accepted for exchange, the “Total Exchange Consideration” of $1,000 principal amount of New Notes, which includes the “Early Participation Premium” of $50 principal amount of New Notes. Holders of Existing Unsecured Notes whose Existing Unsecured Notes are properly tendered (and not validly withdrawn) after the Early Tender and Consent Date but at or prior to the Expiration Date will receive, in respect of each $1,000 principal amount of Existing Unsecured Notes accepted for exchange, the “Exchange Consideration” of $950 principal amount of New Notes, which does not include the Early Participation Premium. In addition, holders whose Existing Unsecured Notes are exchanged in the Exchange Offer will receive accrued and unpaid interest in cash in respect of their exchanged Existing Unsecured Notes from the last applicable interest payment date to, but not including, the settlement date for the Exchange Offer.

In order to be eligible to receive the maximum principal amount of New Notes offered in the Exchange Offer, holders must properly tender (and not validly withdraw) their Existing Unsecured Notes at or prior to the Early Tender and Consent Date and the Issuers must accept such tenders.

For illustrative purposes, the total amount of consideration to be paid for each $1,000 principal amount of Existing Unsecured Notes properly tendered (and not validly withdrawn) and accepted by the Issuers in the Exchange Offer is set forth in the table below.

			Consideration for each $1,000 Principal Amount of Existing Unsecured Notes Exchanged:
Title	CUSIP No.	Outstanding Principal Amount (in millions)	Exchange Consideration	Early Participation Premium	Total Exchange Consideration(1)
12.5% Senior Notes due 2019	49461BAE4	$612.0	$950 principal amount of New Notes	$50 principal amount of New Notes	$1,000 principal amount of New Notes
(1) Includes the Early Participation Premium, which only holders who tender their Existing Unsecured Notes at or prior to the Early Tender and Consent Date are eligible to receive.

Existing Unsecured Notes tendered pursuant to the Exchange Offer may be withdrawn and Consents delivered pursuant to the Consent Solicitation may be revoked at any time prior to 5:00 p.m., New York City time, on September 19, 2016 unless extended by the Issuers (such time and date as may be later extended, the “Withdrawal and Revocation Deadline”). Holders may withdraw tendered Existing Unsecured Notes and revoke deliveries of Consents at any time prior to the Withdrawal and Revocation Deadline but holders may not withdraw tendered Existing Unsecured Notes or revoke deliveries of Consents on or after the Withdrawal and Revocation Deadline.

The Proposed Amendments would (i) amend the reporting covenant in the Existing Unsecured Notes Indenture to, among other things, allow us to furnish reports to the trustee, and use commercially reasonable efforts to post such reports on a website to which access will be given to the holders of the Existing Unsecured Notes, prospective investors in the Existing Unsecured Notes, securities analysts and market making financial institutions, and not file such reports with the Securities and Exchange Commission, and reduce certain of our reporting requirements, and (ii) terminate the guarantee of Acelity and certain of its subsidiaries in connection with an initial public offering or sale or disposition of LifeCell Corporation and its subsidiaries and add an additional issuer in connection with an initial public offering. In order to be adopted, the Proposed Amendments must be consented to by the holders of at least a majority of the outstanding principal amount of Existing Unsecured Notes (excluding Existing Unsecured Notes held by the affiliates of the Issuers) (the “Requisite Consents”). Promptly following the Withdrawal and Revocation Deadline, if the Requisite Consents are delivered, we will enter into a supplemental indenture (the “Supplemental Indenture”) to give effect to the Proposed Amendments. The Supplemental Indenture will be effective and binding upon its execution.

The purpose of the Proposed Amendments is to reduce the expenses of the Issuers relating to filing reports with the SEC without adversely affecting, in any material respect, the holders by providing substantially the same information on a website maintained by the Issuers.

It is a condition to the consummation of the Exchange Offer that the Existing Unsecured Notes with an aggregate principal amount of at least $350,000,000, representing 57% of the outstanding aggregate principal amount of the Existing Unsecured Notes, be validly tendered (and not validly withdrawn) on or prior to the Expiration Date. The Consent Solicitation and the effectiveness of the Supplemental Indenture are conditioned on the receipt of Consents from holders of at least a majority of the outstanding aggregate principal amount of Existing Unsecured Notes (excluding Existing Unsecured Notes held by affiliates of the Issuers). The Exchange Offer and the Consent Solicitation are also subject to certain conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”) and the related letter of transmittal and consent (the “Letter of Transmittal”), including, with respect to the Exchange Offer, a $100.0 million equity contribution by Acelity's sponsors and the consummation of a proposed offering by the Issuers of new second lien senior secured notes. The Issuers reserve the right, subject to applicable law, to terminate, withdraw or amend the Exchange Offer and/or the Consent

Solicitation at any time and from time to time as described in the Offering Memorandum. The consummation of the Exchange Offer is not conditioned upon the receipt of the Requisite Consents to approve the Proposed Amendments or the execution and delivery of the Supplemental Indenture and the Issuers may consummate the Exchange Offer without receiving the Requisite Consents or executing the Supplemental Indenture with respect to the Existing Unsecured Notes. The Consent Solicitation and the effectiveness of the Supplemental Indenture are not conditioned on the consummation of the Exchange Offer, and the Proposed Amendments will become operative upon the execution and delivery of the Supplemental Indenture.

The Exchange Offer is being made, and the New Notes are being offered and issued, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), only to (i) “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and to (ii) non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act (collectively, the “Eligible Holders”).

The complete terms and conditions of the Exchange Offer and the Consent Solicitation, as well as the terms of the New Notes, are set forth in the Offering Memorandum and the Letter of Transmittal. The Offering Memorandum and the Letter of Transmittal will only be made available to holders who confirm their status as Eligible Holders. Eligible Holders may obtain copies by contacting D.F. King & Co., Inc., the information and exchange agent in connection with the Exchange Offer and Consent Solicitation, at 800.207.3159 (toll-free) or 212.269.5550 (banks and brokers) or by visiting www.dfking.com/kinetic to complete the eligibility process.

This press release is for informational purposes only. This press release is neither an offer to sell nor a solicitation of an offer to buy any New Notes and is neither an offer to purchase nor a solicitation of an offer to sell any Existing Unsecured Notes. This press release is neither an offer to sell nor a solicitation of an offer to buy any second lien senior secured notes or other securities that may be offered in the other transactions. The Exchange Offer and the Consent Solicitation are made only by, and pursuant to, the terms set forth in the Offering Memorandum and the Letter of Transmittal. The Exchange Offer and the Consent Solicitation are not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements”, which are based on information available to Acelity on the date of this release. Words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative versions of these words and or similar terms and phrases are used to identify these forward looking statements. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties. Acelity cannot assure you that future developments affecting Acelity will be those that have been anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market regulatory and other factors, many of which are beyond Acelity’s control, as well as other risks described from time to time under “Risk Factors” in Acelity’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Any forward-looking statement speaks only as of the date of this press release. Factors or events that could cause Acelity’s actual results to differ may emerge from time to time, and it is not possible to predict all of them. Acelity may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. Acelity’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions Acelity may make. Acelity undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.